Exhibit 99.1

From: Matt Salzberg

To: All Employees

Date: October 18, 2017

Subject: Organization Update

Hi everyone,

Today was a difficult day for our entire organization, but I want to thank you for the leadership and respect you demonstrated throughout the day.

A company-wide realignment, like the one we announced, is always painful, and especially so for a close-knit team like ours.  Our leadership and Board did not take this decision lightly, and I want to assure you that we believe it was necessary as we focus the company on future growth and achieving profitability.

The actions that we took today flowed from the roadmapping and reprioritization exercise that we recently undertook.  As part of that work, we identified the need to reduce some roles, open others, and streamline decision making for greater accountability. Wherever possible, we sought to fill new roles with existing employees.

What makes this decision especially difficult was that we parted ways with many dedicated and talented colleagues, as well as friends whom we care deeply about. I want to thank them for their numerous contributions over the years, and wish them the best going forward.  It was particularly important to us that we show this respect and appreciation with meaningful severance packages and ongoing job placement support, which we are in the process of providing.

As CEO, I promised you that I would be frank and transparent as we invest in and position our company for the future.  I will be hosting a Q&A session shortly and hope you can join. I also encourage you to find me during my regular office hours for a conversation, or to email me directly with any questions.

We have accomplished so much together over the past five years, and no words can adequately describe my appreciation for the work you do each day. I’m confident that the changes we made today will make our organization stronger and help us continue to improve the lives of our customers across the country.  I believe in where we are going, and I believe in our team’s ability to get there together.

Matt